Exhibit 99.1

Script of Video

THIS PRESENTATION IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OF THE COMPANY.

Neither the Company nor any of their respective affiliates, advisors, attorneys or representatives shall have any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of this Presentation or its content or otherwise arising in connection with this Presentation. Information in this Presentation (and any accompanying oral presentation) may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as well as statements regarding plans and objectives, future events, projections or performance that are based on Company management’s current view and assumptions. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often characterized by the use of qualifying words such as “expects”, “anticipates”, “believes”, “estimates”, “plans”, “projects”, or other statements concerning opinions or judgments of the Company and its management about future events. Accordingly, actual results could materially differ from a forward looking statement for a variety of reasons, including but not limited to local, regional, national and international economic conditions and events and the impact they may have on the Company and its customers and the market in which they operate. Without limiting the scope of the preceding sentence, the recipient acknowledges that such forward looking statements and the assumptions underlying them are by nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. The recipient acknowledges that following the date of this Presentation, the Company does not intend to update or revise, and assumes no responsibility for updating or revising any forward looking statements, whether as a result of new information, future events or otherwise.

Lisa Nichols:	Hi there. I'm Lisa Nichols, as you know, CEO of Motivating The Masses.

Scott Ryder:	And I'm Scott Ryder, chief financial officer for Motivating The Masses.

Lisa Nichols:	We're excited to bring you another investor update. Our last investor update was in about December of 2019, several months ago and so much has occurred since then. We want to give you a detailed overview across all platforms in the Motivating The Masses environment. As you know, COVID-19 has impacted the world and like everyone else, we've had to make some significant shifts in the midst of this ever-changing climate. We want to give you an overview of all the areas in the business, where they are currently, and some of our future plans as well. Our first quarter of 2020, first and second quarter have been quite interesting. We've made some necessary pivots, and I'd like to say we've made them quite successfully.

We'll start with our social media, and our social media platform in Q1 and Q2, the first part of the year, our Facebook followers have now touched 1.2 million followers. We've had a 21% increase. This has primarily been because the majority of our business is now online. We made a significant pivot. Luckily we were already doing a lot of online touchpoints prior to COVID-19 and the pandemic breaking out. So all we did was uplevel the increase and the impact of our touch.

Our YouTube is now at 229,000 subscribers at the point of making this video. By the time you see this video, it'll be even higher than that. That's a 6.1% increase in the last two quarters. Our Instagram, we are now at 330,000 followers, and that's up 7.6% increase since the beginning of the year. The reason why these numbers are so important is that in this current climate with this pivot, our online platform really is where the meat and potatoes are. It's where everyone is watching and it's also where we're generating our business. LinkedIn is now at 70,000 followers. We have yet to institute a direct LinkedIn strategy, and we're still growing. That's up 2.9% in the last two quarters. Twitter is now at 120,000 followers and that's up 1.2%.

So in this climate, every single one of our social platforms have had an increase anywhere from 1%, all the way up to over 20%, our reach and our followers overall were affected by COVID-19 and the Black Lives Matter movement. It took over our social media for about 30 to 45 days. We wanted to honor the space, honor the fact that people were going through things both emotionally, physically, spiritually. So we stopped all of our campaigns, we stopped all of our marketing and we just allowed the conversation to unfold. We allowed people to move from shock, to anguish, to action, and we honored that process and we lent our voice to what was happening in the world. Now I want to look at some of our sales and where we've been in our sales. We have several different areas in sales.

Scott Ryder:	As you may remember, last year we introduced two separate distinct pillars. One, personal development, and second, speaker's development. And our fiscal year 2020 revenue split for personal development was 70%, and then speaker development made up 30%.

Lisa Nichols:	Now, if I can add, this was a key area of distinction for us, because previously we were touching the area of business, entrepreneurship, personal development, speaker development, and a number of different things. Getting very clear in these two lanes allowed us to really niche ourselves so that we're able to market more focused, more intentional and more intense.

Scott Ryder:	From January through June, 2020, our sales, 70% were for online programs and events, which is what you'd expect in this unprecedented time. 95% of our events are online, approximately 40 of these online events for 2020.

Lisa Nichols:	Now, this is huge because right now people are not meeting live. So for us to have 95% of our events online, we were able to pivot that within the first four months of the pandemic. We're really proud about that. We shifted directions significantly and that allowed us to really maintain the business, maintain the company in this space where so many companies are going out of business, especially in the training and development industry. My colleagues, our fellow business owners in this industry are releasing their staff. Almost 80% of their staffs are being released. We have not had to release anyone. We've been able to maintain our entire team, both full time staff and our independent contractors because of this pivot.

Scott Ryder:	Of the 40 events we spoke to, 25% are MTM hosted.

Lisa Nichols:	So 10 of our events that we're doing this year are hosted by us. And that's a huge shift in that all of our events primarily are live. Now we've shifted to online live experiences.

Scott Ryder:	Our personal development sales remained relatively flat. There were 1 million last year and they totaled about $950,000 from January through June of this year. Our speaker development represented about $400,000 of our sales. Less than what we did last year, but primarily because we moved a lot of our stuff online and our speaker development events are primarily face to face, which we had to postpone.

Lisa Nichols:	So for the first quarter of 2021, we plan to do the fulfillment of many of our programs that were sold in 2019. So one of the primary reasons is because our intensive speaker development trainings, which is where a lot of our revenue come from, they're live events. So in the first quarter of 2021, we plan to deliver the service from the speaker development trainings that were sold in 2019 to be delivered in 2020. We stopped selling live events for the speaker development, just so that we didn't have so many people backed up, waiting to be trained for 2021. We moved our focus to live, online speaker development trainings.

Scott Ryder:	In light of the pandemic, in light of what is going on in these unprecedented times, we scaled back our live events. So for the first quarter of the year, we basically produced $150,000 in sales compared to $400,000 in the first half of last year. So it was a purposeful decline in light of what's going on.

Lisa Nichols:	We have upcoming events and we have new events on our calendar, but these new events are all online virtual events. And I have to say, our first virtual event was on May 1st, 2nd and 3rd, it was called Extraordinary You. We had about six weeks to pivot. We pivoted successfully. We had over 1,000 people registered for this event. We had over a 93% stay rate online for three days. We were able to generate the entire event for one third of what it would normally cost us to generate a live event. And our revenues were at about 92% of what our live events would have been. So it was wildly successful. We were able to generate a phenomenal six figure income, well over $700,000 in revenue, just from our first virtual live event.

So we've been creating these online live events. We then went into having summits. We had never done summits before. A summit is a free event over the course of three days or five days. Our first summit was called the I Am The Change Summit. We then pivoted all of our topics for our summits and our online events to speak to the current climate. We received over 21,000 people registered to join us at the summit. Over 2,000 people joined us each day. So our social media increased, our reach increased, our impact increased, and we really didn't sell a lot at the summit. The summit was really about onboarding people, getting them into our tribe so that in the future we can make offers to them. So our revenue for the summit wasn't super high, it was around about $60 to $70,000, in that window span. But the value of that is that there're 21,000 people, of those 21,000 probably about 15,000 are new people in our community that we can now market future online events to, and future live events to, so we're super excited.

Our next online event is an entrepreneur's training and that's happening in September. That's five days of entrepreneur and business training. The next live event after that is PowerHouse Speakers and that's for speakers and trainers and coaches. We're super excited about both of those because they'll bring more people into our tribe and they'll bring more revenue into the business.

The reality is we are inside financial restraints. We're excited that we've navigated this terrain so successfully, but we have been impacted. We've had some heavy, heavy hits. As you know, nearly five years ago when I took the company public, the person, the consultant that guided us through that process, we found out later, to our shock was a fraud. He was an embezzler. He was a crook. And our attorney said that we may not survive it. I'm happy to say we've survived it, but not without some heavy hits. The amount of dollars that we've had to pay for reaudits, attorney's fees, SEC fees, has been astronomical. The projection was that we'd have to pay somewhere about $300 to $500,000. Well, we're about $1.2 million into it already.

Scott Ryder:	One of the questions investors ask me when we chat is when can I sell my stock? As we've spoken about in previous investor videos, we are behind in filing our financials with the SEC, specifically 2017, '18 and '19.

Lisa Nichols:	Let us explain to you why. Because we've gotten quotes that our filings would range anywhere from a quarter of a million dollars ...

Scott Ryder:	To over a half a million dollars.

Lisa Nichols:	To a half a million dollars to file for three years?

Scott Ryder:	Three years.

Lisa Nichols:	Three years, and as a business we have to look at is that the smartest way to use half a million dollars to get the financials current? And in this current climate, and quite frankly, in 2019 for a business our size, it didn't make sense to spend half a million dollars to come current when we needed to use those monies for sustainability.

Scott Ryder:	let me just clarify, it was a half a million dollars just for '17 and '18, not even talking about '19. And so we actually wrote the SEC and spoke to them about our current situation and asked them about possibly filing just for '18 and '19, bypassing '17 and the prior years for that. We just received a response last month that they would have no objection to that. And that in itself would significantly reduce the cost for us to become current with our filings from over $500,000 to below $200,000.

Lisa Nichols:	I want you to know that we have been in complete communication with the SEC, we have been in complete communication with our financial firms, making sure that everything we document is correct, everything we do is in compliance. Just holding off on some of these filings with our audit until we can get some feedback that will allow us to invest the least amount of money in this backlog of content while we're providing the most amount of resources to the business's sustainability and the business's growth. Which is why we've been able to pivot and why we've been able to grow in some of the areas that we have.

Scott Ryder:	What we're looking at today is about a quarter of a million dollars to become current with our financials.

Lisa Nichols:	Now, I just have to say, please let me add when we invest this quarter of a million dollars, we would have now invested a total of how much in audits related to the SEC in total? Just so you understand the magnitude of the dollar amount that we've had to continuously put to clean up this situation, to stay compliant or become compliant.

Scott Ryder:	We're looking at close to one and a half million dollars. But it's important to note though, that is more than what we raised initially,

Lisa Nichols:	Right, so all of the money that we've raised have gone to audits and attorney's fees and compliance just to clean up. So we haven't been able to use any of the money that we raised to grow the company. Unfortunate circumstances, however because we were able to shift and pivot and really scale down our cost, it really was what happened two years ago. We scaled down our cost of operations. Over the course of three years, we scaled down our operational cost about a million dollars, and we were able to increase our profit margins.

Our profit margins averaged about 50% five years ago, and four years ago. In the last three years, our profit margin has surpassed 70%. So it was really navigating the terrain so we can open up more revenues, pay more money to becoming compliant or being compliant and allowing our strategies to still give us enough resources to grow the company. We've done a lot of morphing, changing, expanding, contracting, trimming to get to this point.

Scott Ryder:	We're looking at about another six to nine months before we actually begin the process of bringing our financials current.

Lisa Nichols:	I'll say that again, six to nine months. It's far longer than any of us could have imagined. I know it's far longer than what you imagined. We didn't expect to be here five years ago, four years ago, and yet we're here. But the exciting news honestly, is that we're still here.

Scott Ryder:	Exactly. We're still here. In light of many other businesses that have chosen to close down, we're still here.

Lisa Nichols:	And we're still moving forward. We still have a very robust clientele. We still have a very powerful entry point onto the Motivating The Masses campus. We still have a high consumer retention and we still have a higher consumer demand. In this time we literally are booking more online keynotes, internationally and globally, than we've ever booked before. We have several keynotes already booked for 2020. And our corporate Fortune 500 clientele is growing every single day with clients that include Merrill Lynch, proposals into NASA, clients that include Wells Fargo, Bank of America, our clientele is growing expansively.

Scott Ryder:	We appreciate you taking the time to watch this video and I would encourage anyone that has additional questions to reach out to me directly. My direct line is area code (760) 593-8778, and that's my cell phone. I'm available seven days a week to answer any questions or concerns that you might have.

Lisa Nichols:	Say it again.

Scott Ryder:	I'm available seven days a week, (760) 593-8778. Alternatively, my email address is scott@motivatingthemasses.com. Again scott@motivatingthemasses.com and I very much look forward to the opportunity to speak to anyone that would like to contact me directly.

Lisa Nichols:	My request is that if you have a question or you have a concern, or if you have feedback, please give us the opportunity to hear it. We wait about six to eight months to provide these videos to you so that we have an update. A lot of times if we wait, what feels like an absence of communication is really us still seeking some feedback from the SEC or from our attorneys so that when we provide this video to you, we actually can give you some forward moving communication. My commitment is to make your investment provide a return to you. What you don't have to worry about is that your investment will go hollow and that it's just a loss. That's not who I am and you knew that when you invested in Motivating The Masses.

I knew when you invested in Motivating The Masses that you really were showing your belief in me. So I want to confirm that it was a good investment. With all the unexpected, and gosh, there've been so many unexpected things, quite honestly, more devastating than the pandemic was the fraud. Therefore, I want to remind you that we were committed to stand and move past this before the pandemic hit. The pandemic just required us to do yet another pivot and I'm okay with that. Based on our track record, what I do know is that our future is going to be just fine.

I want to reassure you again, that Motivating The Masses is working hard and working diligently, not to make money, but to produce transformation in the lives of people. Now more than ever, people are looking for hope, people are looking for something to believe in, people want to tap into their own personal resiliency. And so I leave you with this, Motivating The Masses is operating in the exact perfect time, serving people in the exact perfect way, and we have the most phenomenal team. I thank you for being an investor. Stay safe. Keep your hope. Don't allow this pandemic or this social justice climate to steal your joy. Stay positive, stay purposeful and stay passionate. Cannot wait to speak to you soon. Be well. Thank you for your belief in us.